Exhibit 5.1

Josh Seidenfeld +1 650 843 5862 jseidenfeld@cooley.com

August 25, 2022

Rani Therapeutics Holdings, Inc.

2051 Ringwood Avenue

San Jose, California 95131

Ladies and Gentlemen:

We have acted as counsel to Rani Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), having an aggregate offering price of up to $150,000,000 (the “Shares”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-266444) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Shares, dated August 24, 2022, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Sales Agreement, dated August 24, 2022, between the Company, Cantor Fitzgerald & Co. and HC Wainwright & Co., LLC (such agreement, the “Sales Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined the Registration Statement and the Prospectus, the Sales Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each specific sale of Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 25,000,000 Shares will be sold for a under the Sales Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Class A Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company and/or other matters cause the number of shares of Class A Common Stock available for issuance under the Company’s then effective certificate of incorporation to exceed the number of Shares then issuable under the Sales Agreement.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Rani Therapeutics Holdings, Inc. August 25, 2022 Page Two

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares, when issued and paid for in accordance with the Sales Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

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We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof and incorporated by reference into the Registration Statement.

Our opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

Cooley LLP

By:	/s/ Josh Seidenfeld
Josh Seidenfeld

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com